Exhibit 1
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
PROPOSED OFF-MARKET SHARE REPURCHASE
POLL RESULTS AT EXTRAORDINARY GENERAL MEETING
Reference is made to the announcement (the “Announcement”) by the Company dated 28 September 2009 and the circular (the “Circular”) of the Company dated 9 October 2009 in relation to the Share Repurchase. Unless the context requires otherwise, terms used in this announcement shall have the same meanings as defined in the Announcement and the Circular.
The Board is pleased to announce that at the extraordinary general meeting of the Company held on 3 November 2009 at 3:00 p.m. (the “EGM”), the Independent Shareholders passed by way of poll the special resolution set out in the notice convening the EGM dated 9 October 2009, which is set out in the Circular. The poll results are as follows:

No. of Votes (%)
Special Resolution		For	Against
(a)
The terms of the draft agreement (the “Share Repurchase Agreement”, a copy of which has been produced to this Meeting marked “A” and signed by the Chairman of this Meeting for identification purposes) proposed to be entered into between the Company and SK Telecom Co., Ltd. (“SKT”) pursuant to which SKT will sell, and the Company will purchase, 899,745,075 fully paid-up shares of HK$0.10 each in the capital of the Company (the “Repurchase Shares”) on the terms set out in the Share Repurchase Agreement for a total consideration of HK$9,991,669,057.87, being HK$11.105 for each Repurchase Share, to be satisfied on completion in cash (the “Share Repurchase”), be and are hereby approved;
		21,842,662,739 (99.9673%)	7,136,300 (0.0327%)
(b)	any Director be and is hereby authorised to execute the Share Repurchase Agreement on behalf of the Company; and
(c)
the Directors, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or do all such acts on behalf of the Company as they may consider necessary, desirable or expedient to give effect to the Share Repurchase and the Share Repurchase Agreement.

As more than 75% of the votes were cast in favour of the resolution, the resolution was duly passed.

As at the date of the EGM, the total number of issued Shares was 24,461,837,586. The number of Shares held by SKT was 899,745,075, representing approximately 3.68% of the issued share capital of the Company.
As required by the Repurchase Code, SKT and the persons acting in concert with SKT have abstained from voting on the special resolution at the EGM. Hence, the total number of Shares entitling the Independent Shareholders to attend and vote for or against the special resolution at the EGM was 23,562,092,511, representing approximately 96.32% of the issued share capital of the Company. There were no Shares entitling the holder thereof to attend and vote only against the special resolution at the EGM. Mr. Timpson Chung Shui Ming, an independent non-executive Director, who had indicated his intention in the Circular to abstain from voting on the special resolution at the EGM, in which he is neither involved nor has any interest, abstained from voting on the special resolution at the EGM.
The scrutineer for the vote-taking at the EGM was Hong Kong Registrars Limited, the share registrar of the Company.
As at the date of this announcement, the Board comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu
Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won
Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board
CHINA UNICOM (HONG KONG) LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 3 November 2009
The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.

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